Exhibit 10.1
CYBERBUGTM
SALES AGREEMENT

This CyberBugTM Sales Agreement (the “Agreement”) is entered into as of the 4th day of October, 2006, by and between National Security Associates, Inc PO Box 8465 Warner Robins, GA 31095, a Georgia corporation (“NSA”) and Cyber Defense Systems, Inc., a Florida corporation (“Cyber”).
In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Recitals.

(a) Cyber is engaged in the business of manufacturing and marketing to agencies of the United States government and to private customers an unmanned aerial vehicle (UAV) that it sells under the trademark CyberBugTM.

(b) NSA is engaged in the business of Marketing, Selling and Training to DOD and Law Enforcement agencies and desires to acquire the rights to market, sell and train clients on the CyberBugTM Systems and accessories in certain geographic areas hereafter defined.

(c) Cyber desires to sell CyberBugTM Systems to NSA for resell purposes and to grant such non-exclusive sales rights except as defined below to NSA pursuant to the terms and conditions of this Agreement.

2. Receive and Sale of CyberBugTM Field System Demonstration Unit.

(a) Cyber hereby agrees to provide NSA one (1) CyberBugTM Field Systems for demonstration purposes (“Demonstration Units”) having the specifications described on Exhibit A attached hereto. The Demonstration Unit are for demonstration purposes only and may not be resold by NSA until they have been held and used for a minimum of 6 months at which time it may be sold with approval of Cyber. This unit will remain the property of Cyber, until sold. NSA will sell the unit every 6 -12 months, at an agreed upon discount as required to maintain a “like new” unit at all times with all upgrades, for on hand demonstrations and training. NSA will insure and replace at cost any CyberBug lost or destroyed during the demonstration period.

(b) Cyber will at no charge train NSA operators at Cyber’s facility.

(c) Cyber shall have the Demonstration Unit ready for pickup at such address not later than October 30, 2006. Additional Units sold by Cyber to NSA hereunder shall be ready for pickup at Cyber’s factory in St. Petersburg, Florida not later than thirty (30) days beginning October 30, 2006 following Cyber’s receipt of an order for additional Unit by NSA, delivered to NSA by insured freight to 3100 Gentian Blvd, Ste 002, Columbus, GA 3107.

(d) Prior to acceptance of any CyberBugTM unit by NSA, Cyber shall inspect and test each unit, including performing any tests required to verify complete and proper functionality.

3. Future Sales of CyberBugTM Production Units.

(a) Subject to Section 3(b), Cyber hereby grants NSA the exclusive right to purchase, market and resell CyberBugTM Systems (hereinafter referred to as “Production Units”) for end-users globally collectively, the “Territory”. Exclusive right, as it applies here, is applied to all end purchasers that are registered as customers of NSA.

(b) NSA is granted the exclusive right, as a reseller, to list the CyberBugTM on the “GSA contract” except for existing clients as registered by Cyber.

(c) NSA’s sales and marketing rights in each identified territory within the Territory shall commence thirty (30) days from the date of Cyber’s providing of the CyberBugTM Field System for use in any identified territory; thereafter, the continuation of NSA’s sales and marketing rights shall be contingent upon NSA ordering from Cyber a minimum of two (2) Production Units during the initial 90 days, and an average of two Production Units per month for the next 12 months, to be followed by an average of 3 Production Models per month thereafter. This sales goal is subject to annual review and approval by both parties, in Jan of each year, starting in 2010. In the event NSA fails to order the minimum number of Production Units for resale in any identified territory in a given 12-month period, Cyber shall be entitled to market and sell Production Units directly to customers in that identified territory or to grant others the right to do so. Thereafter, without need for further action by the parties, the “Territory” shall be automatically redefined to constitute the remaining identified territory.

(d) The specifications for the Production Units are set forth on Exhibit B attached hereto. Each new Production Unit sold by Cyber to NSA hereunder shall be ready for pickup at Cyber’s facility in St. Petersburg, Florida not later than thirty (30) days following Cyber’s receipt of an order for the Production Unit by NSA.

(e) The purchase price for Production Units and parts sold by Cyber to NSA hereunder shall be Cyber’s government price less _% price for each of the Basic System and accessories as set forth on Exhibit B. (Cyber and NSA will work towards a _% discount for NSA by lowering production cost)

(f) NSA may provide a demonstration flight of a Demonstration Unit to any customer in the Territory. In the event the customer purchases a Production Unit from NSA, or is a registered client of NSA, Cyber will agree not to solicit sales from such customer, and shall agree to place a similar covenant with respect to such customer in each sales agreement it may enter into with other resellers. NSA will register all prospect sells with Mr. Mike Lawson of Cyber.

(g) During the time NSA retains the sales and marketing rights in the Territory, NSA agrees that it will not, within the Territory, purchase for resale from competitors of Cyber any products in competition with the CyberBugTM.

4. Product Markings. NSA agrees to maintain on each product sold by Cyber to NSA and resold by NSA to each customer the CyberBugTM trademark and a notification that the product was manufactured by Cyber Defense Systems, Inc. NSA may place its own trademark and contact information on each such product, provided that this marking does not obscure any Cyber trademark or notification.

5. Warranties.

Warranty Policy

Cyber warrants that the equipment is fit for the purposes described for a period of one year after the date of shipment when used in accordance with the directions for use. Unless the equipment is used in accordance with such instruction, this warranty is void and of no effect.

There are no other express or implied warranties. Cyber sole obligation and purchaser's exclusive remedy for breach of any warranty shall be limited to repair or replacement of the product, at the option of Cyber. Cyber shall not be liable for proximate, incidental, or consequential damages.

(a) Cyber will provide NSA with documentation pertaining to the use of the products sold hereunder and technical issues pertaining to training.

(b) CYBER WILL PROVIDE NSA WITH SPECIFICATIONS AND/OR MANUFACTURER PRODUCT WARRANTY DATA AND ASSISTANCE TO NSA. EXCEPT AS STATED HEREIN, IT IS AGREED THAT THE SALE OF ALL PRODUCT UNDER THIS AGREEMENT IS “AS IS, WHERE IS.” SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF TITLE OR INFRINGEMENT, AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NSA IS PURCHASING THE PRODUCTS WITH FULL ASSUMPTION OF THE RISKS ASSOCIATED WITH THIS DISCLAIMER AND THE PURCHASE PRICE HAS BEEN NEGOTIATED TO REFLECT THIS ASSUMPTION OF RISK.

8. Termination. This Agreement may be terminated by either party upon thirty (30) days prior notice at any time following the date NSA no longer retains marketing rights in the Territory. Any sales in progress upon termination will be honored for ninety (90) days.

9. Notices. All notices required or given under this Agreement shall be in writing and shall be deemed given (i) when received, if personally delivered; (ii) the day after it is sent, if sent by a recognized expedited delivery service with next-day delivery requested; or (iii) five days after it is sent, if mailed, postage prepaid, via certified mail, return receipt requested. In each case, notice shall be sent to the following, as applicable, or to such other address as such party shall have specified by notice in writing to the other party:

If to NSA: National Security Associates, Inc
PO Box 8465
Warner Robins, GA 31095
Attn: Tony L. Oxford, President

If to Cyber: Cyber Defense Systems, Inc., and Techsphere
10901 Roosevelt Blvd.
Suite 100D
St. Petersburg, FL 33716
Attn: Michael F. Lawson, Chief Marketing Officer and Board Member

10. General.

(a) This Agreement constitutes the whole and entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings between the parties, both verbal and written, with respect to such subject. This Agreement may not be modified except by an instrument in writing signed by all parties.

(b) The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of Florida, except any choice of law provision of Florida law shall not apply if the law of a state or jurisdiction other than Florida would apply thereby.

(c) The parties to this Agreement agree that jurisdiction and venue of any action brought to enforce, or to construe or determine the validity of, any term or provision contained in this agreement shall properly lie only in any state or federal district court located in St. Petersburg, Florida. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9 above. Nothing in this Section 10(c), however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns. No party may assign its, his or her obligations hereunder without the prior written consent of all other parties.

(e) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f) Each party to this Agreement shall bear its, his or her own expenses incurred in connection with negotiation, preparation and execution of this Agreement and the transactions contemplated herein.

(g) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any signature delivered by facsimile transmission shall be deemed a valid and binding signature for all purposes hereof.

(h) If any action is brought to enforce, or to construe or determine the validity of, any term or provision of this agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs of the action.

(i) In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal. or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Cyber Defense Systems, Inc., and Techsphere

By:	/s/ Michael F. Lawson
Michael F. Lawson, Board Member and CMO

National Security Associates, Inc

By:	/s/ Tony L. Oxford
Tony L. Oxford, President